Exhibit 10.2

FORM OF
REDDY ICE HOLDINGS, INC.
RESTRICTED SHARE UNIT AGREEMENT

THIS AGREEMENT, dated as of                      , 2005, between Reddy Ice Holdings, Inc. (the “Company”), a Delaware corporation, and                        (the “Employee”).

WHEREAS, the Employee has been granted the following award under the Company’s 2005 Long Term Incentive and Share Award Plan (the “Plan”);

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows.

1.                                       Award of Restricted Share Units.  Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Employee is hereby awarded                       Restricted Share Units (the “RSUs”), subject to the terms and conditions of the Plan and those herein set forth.  The RSUs are granted as of                      , 2005 (the “Date of Grant”).  Each RSU shall represent the right to receive one Share on the terms, and subject to the conditions, set forth herein and in the Plan.  Capitalized terms used herein and not defined shall have the meanings set forth in the Plan.  In the event of any conflict between this Agreement and the Plan, the Plan shall control.

2.                                       Terms and Conditions.  It is understood and agreed that the award of RSUs evidenced hereby is subject to the following terms and conditions:

(a)                                Time Vesting.  Subject to Section 2(f) below, 50% of the RSUs (the “Time Vested RSUs”) will vest in four equal annual installments beginning on August 12, 2006 and continuing on August 12 of each of the following three years, provided the Employee does not have a Termination of Service prior to the applicable vesting date.

(b)                               Performance Vesting.  Subject to Section 2(f) below, the remaining 50% of the RSUs (the “Performance Vested RSUs”) will vest in four equal annual installments beginning on August 12, 2006 and continuing on August 12 of each of the following three years, provided the Employee does not have a Termination of Service prior to the applicable vesting date and the Applicable Performance Condition (as defined below) for the Performance Period immediately preceding the vesting date is met.  Notwithstanding the foregoing, if the determination of whether the Applicable Performance Condition has been met is not made by August 12 immediately following the Performance Period, the vesting date shall be the date the determination is made.  Each Performance Period will begin on July 1 and end on June 30.

(c)                                Performance Condition.  The Applicable Performance Condition for a Performance Period will be the amount of the Company’s earned distributable cash per

Share set forth on Appendix A hereto for the Performance Period.   Earned distributable cash will be the excess of EBITDA (as defined in the Amended and Restated Credit Agreement between Reddy Ice Group, Inc. and Various Financial Institutions and Other Persons dated as of August 9, 2005 (the “Credit Agreement”)) minus an amount equal to the sum of the Company’s net capital expenditures and cash interest payments, and earned distributable cash per Share will be such excess divided by the number of Shares outstanding at the end of the Performance Period.  For purposes of this calculation, EBITDA, net capital expenditures, interest payments and number of Shares shall each be determined on a pro forma basis taking into account acquisitions and dispositions, and capital expenditures and acquisitions will be as defined in the Credit Agreement.  Notwithstanding the foregoing, in the event that there is a material change in the Company’s business strategy as it relates to capital expenditures or debt structure, the Committee shall have the authority to modify the Applicable Performance Conditions, in good faith and in consultation with management, in order to reflect such change.  The determination of Company’s earned distributable cash per Share for each Performance Period will be made by the Committee in good faith, and, absent manifest error, such determination shall be binding on the Employee.

(d)                               Distribution of Shares.  The Shares subject to a vested RSU shall be transferred to the Employee on the fifth (5th) business day following the applicable vesting date of the RSU.

(e)                                Dividend Equivalents.  The Employee shall not be entitled to receive dividends on, or vote, any Shares in respect of an RSU prior to the transfer of the Shares to the Employee after a vesting date as set forth in Section 2(d) above.  Notwithstanding the foregoing, if the amount of earned distributable cash per Share for a Performance Period exceeds the targeted amount (as set forth in Appendix A hereto) for a subsequent Performance Period, dividend equivalent payments will be made with respect to the portion of the RSU subject to vesting immediately following, and as a result of the performance in, such subsequent Performance Period (the “Dividend Shares”).  The dividend equivalent payments will be equal to the amount of the dividends actually paid during such subsequent Performance Period on a number of Shares equal to the Dividend Shares, and such dividend equivalent payments will be made at the time such dividends are paid on the Shares.

(f)                                  Accelerated Vesting.  Notwithstanding any provision of this Agreement to the contrary, the Time Vested RSUs and the Performance Vested RSUs will immediately vest in full, and Shares subject to the RSUs will be transferred to the Employee, on the date of a Change in Control.

(g)                               Termination of Service; Forfeiture of Unvested Shares.  In the event of Termination of Service of the Employee prior to the date the RSUs otherwise become vested, the unvested portion of the RSUs shall immediately be forfeited by the Employee and become the property of the Company.

(h)                               No Transfer.  The Employee shall have no right to transfer, pledge, hypothecate or otherwise encumber the RSUs.

(i)                                   No Right to Continued Employment.  This award of RSUs shall not confer upon the Employee any right with respect to continuance of employment by the Company nor shall it interfere with the right of the Company to terminate the Employee’s employment at any time.

(j)                                   Antidilution Adjustments.  In the event that the Committee shall determine that any dividend in Shares, recapitalization, Share split, reserve split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of the Employee under this Agreement, then the Committee shall make such equitable changes or adjustments as it deems appropriate, and, in such manner as it may deem equitable, adjust the number in kind of shares, other securities or other consideration issued or issuable in respect of the outstanding RSUs.

3.                                       Transfer of Shares.  The Shares delivered hereunder, or any interest therein, may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable federal and state securities laws or any other applicable laws or regulations and the terms and conditions hereof.

4.                                       Withholding.  Prior to the transfer of Shares hereunder, the Employee shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state, local or foreign taxes of any kind required by law to be withheld at such time with respect to the RSUs and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Employee, federal, state, local and foreign taxes of any kind required by law to be withheld at such time.  If permitted by the Committee, the Employee may elect to have the Company withhold Shares to pay any applicable withholding taxes resulting from the RSUs, in accordance with any rules or regulations of the Committee then in effect.

5.                                       References.  References herein to rights and obligations of the Employee shall apply, where appropriate, to the Employee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

6.                                       Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Reddy Ice Holdings, Inc.
8750 North Central Expressway
Suite 1800
Dallas, TX  75231
Attn.:  Steve Janusek

If to the Employee:

At the Employee’s most recent address shown on the Company’s corporate records, or at any other address which the Employee may specify in a notice delivered to the Company in the manner set forth herein.

7.                                       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of New York, without giving effect to principles of conflict of laws.

8.                                       Section 409A.  It is intended that this Agreement and the RSUs will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Agreement and RSUs are subject thereto, and the Agreement and RSUs shall be interpreted on a basis consistent with such intent.  If an amendment of the Agreement is necessary in order for it and the RSUs to comply with Section 409A, the Committee may so amend the Agreement.  Any such amendment shall be made with a view toward preserving the original intent of the parties, to the extent reasonably possible.

9.                                       Counterparts.  This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

REDDY ICE HOLDINGS, INC.

By:

Employee

APPENDIX A